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                                                                     Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
                (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)


                                  ANNOUNCEMENT

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The board of directors of China Eastern Airlines Corporation Limited refers to the announcement made by the Company on 2nd June, 2004 and makes this further announcement at the request of The Stock Exchange of Hong Kong Limited in response to certain recent newspaper articles regarding possible purchase of aircraft by the Company.

The H shares of the Company were suspended from trading on The Stock Exchange of Hong Kong Limited from 10:00 a.m. on 14th June, 2004. The Company has made an application to resume trading of its H shares from 9:30 a.m. on 15th June, 2004.

Shareholders and potential investors of the Company should exercise caution when dealing in the Company's shares.
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The board of directors (the "BOARD") of China Eastern Airlines Corporation
Limited (the "COMPANY") refers to the announcement made by the Company on 2nd June, 2004 and makes this further announcement at the request of The Stock Exchange of Hong Kong Limited (the "EXCHANGE") in response to certain recent newspaper articles regarding possible purchase of aircraft by the Company.

The Board hereby announces that on 11th June, 2004, the Company signed a non-legally binding memorandum of understanding with Airbus Company in Paris, France, which demonstrates the Company's intention to purchase 20 Airbus A330-300 aircraft from Airbus Company. The Company is however still in discussions and negotiations with Airbus Company regarding details and the terms of the formal agreement, including the consideration of the proposed purchase, which is yet to be considered and finalized, and the Company is attending to the relevant approval procedures.

The 20 Airbus A330-300 aircraft that the Company intends to purchase from Airbus Company are currently expected to be introduced to the Company's fleet to cater for the increasing market demand, to continually replace the Company's existing A300 aircraft, and in turn to satisfy the future development and expansion of the Company's fleet, thereby enhancing its operating capability in the aviation industry, both domestic and international alike.

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If and when the Company proceeds with its aircraft purchase with Airbus Company and signs the formal agreement, the Company will make further announcement and ensure that all other regulatory requirements under the Hong Kong Listing Rules as are appropriate and applicable to the Company will timely be complied with. In the meantime, shareholders and potential investors of the Company should exercise caution when dealing in the Company's shares.

The Board confirms that save as disclosed in this announcement, there are no matter discloseable under the general obligation imposed by Rule 13.09 of the Listing Rules, which is or may be of a price-sensitive nature.

The H shares of the Company were suspended from trading on the Exchange from 10:00 a.m. on 14th June, 2004. The Company has made an application to the Exchange to resume trading of its H shares from 9:30 a.m. on 15th June, 2004.


                                                         By order of the Board
                                                        CHINA EASTERN AIRLINES
                                                          CORPORATION LIMITED
                                                              LUO ZHUPING
                                                           Company Secretary

The Board as at the date hereof comprises of:

Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (President, Executive Director)
Wan Mingwu (Vice President, Executive Director)
Cao Jianxiong (Non-executive Director)
Zhong Xiong (Non-executive Director)
Chen Quanxin (Non-executive Director)
Wu Baiwang (Non-executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
14th June, 2004

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